Exhibit 4.1

REPURCHASE AUTHORIZATION
FOR The ExchangeRight Essential Income REIT

Use this form to request repurchase of your common shares in ExchangeRight Essential Income REIT. Please complete all sections below.

1.	REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Social Security Number/TIN

2. REPURCHASE AMOUNT (Check one)	3. REPURCHASE TYPE (Check one)

❑ All Shares	❑ Normal

❑ Number of Shares ________________________________________	❑ Death

❑ Dollar Amount $ _________________________________________	❑ Disability

Additional documentation is required if repurchasing due to Death or Disability.

Contact Investor Relations for detailed instructions at 855-379-8172.

4.	SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any year. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular quarter, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, generally each shareholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability, exigent circumstance and mandatory distribution requirements under a shareholder’s IRA; provided that, we reserve the right to reject any request for repurchase and will not repurchase any shares that would result in a violation of the restrictions on ownership and transfer set forth in our declaration of trust. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro- rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

❑	Process my repurchase request on a pro-rata basis.

❑	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

5.	COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares. You should consult your own tax advisor regarding the consequences of these rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

❑	FIFO (First - In / First Out)

❑	LIFO (Last - In / First Out) Consult your tax advisor to determine whether this method is available to you.

❑	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

6.	AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee	Custodian and/or Broker/Dealer Authorization
(Affix Medallion or Signature Guarantee Stamp Below)	(if applicable)
Signature of Authorized Person

*

Please refer to the confidential private placement memorandum (the “memorandum”) you received in connection with your initial investment in ExchangeRight Essential Income REIT, as amended by any amendments or supplements to that memorandum, for a description of the current terms of our share repurchase plan, which applicable share repurchase price is determined based on the schedule presented in the memorandum at the time of your initial investment. There are various limitations on your ability to request that we repurchase your shares. Our trustee may determine to amend, suspend or terminate our share repurchase plan without shareholder approval, and we may choose to repurchase fewer shares in any particular quarter (or none at all) if repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Trust as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the Trust as a whole. Repurchase of shares, when requested, will generally be made as of the opening of the first calendar day of the following quarter; provided however, that the trustee may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Pacific time) on the 5th business day prior to the end of each quarter. A shareholder may withdraw his or her repurchase request by notifying us in writing, directly or through the shareholder’s financial intermediary, at our mailing address noted below. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the 5th business day prior to the end of each quarter. We will determine the repurchase price set forth above based on the terms outlined in the memorandum under section “Early Repurchase Prices and Amounts” and based on our last published NAV (which will generally be the NAV we publish in the preceding quarter). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period.

An investor’s repurchase price schedule shall be based on the figures presented in the memorandum that is effective as of their subscription date regardless of any changes to the offering purchase price in subsequent memorandums. The following is the share repurchase schedule:

○	beginning from the date of original subscription for the shares to be repurchased, 95% of the original purchase price;

○	beginning one year from the date of original subscription for the shares to be repurchased, the lower of the original purchase price or NAV;

○	beginning two years from the date of original subscription for the shares to be repurchased, the lower of the original purchase price plus a 40 basis points (“bps”) premium, or NAV;

○	beginning three years from the date of original subscription for the shares to be repurchased, the lower of the original purchase price plus a 60 bps premium, or NAV;

○	beginning four years from the date of original subscription for the shares to be repurchased, the lower of the original purchase price plus an 80 bps premium, or NAV; and

○	beginning five years from the date of original subscription for the shares, the shares will be purchased at NAV.

Any proceeds due to investors for the shares to be repurchased through redemptions shall be reduced by amounts the special limited partner is entitled to receive for its incentive fee (i.e., a market value equal to 20% of the amount by which (i) the sum of the market value of our outstanding common shares and OP Units, plus total cash distributions made on our common shares and OP Units, exceeds (ii) the sum of our common shareholders’ and OP Unitholders’ invested capital plus total distributions required to be made to our common shareholders and OP Unitholders in order to pay the shareholders and OP Unitholders a 7% cumulative, non-compounded annual return on invested capital, reduced by any distributions previously made to the special limited partner). Such calculation shall be performed individually based on the dates corresponding to an investor’s investment that is being redeemed.

*	Your repurchase payment will be sent to the account you have elected to receive distributions from ExchangeRight Essential Income REIT.

Email and Mail to: investors@exchangeright.com; ExchangeRight Income Fund Trustee, LLC c/o ExchangeRight Essential Income REIT, 1055 E. Colorado Blvd., Suite 310, Pasadena, CA 91106

Investor Relations: 855-379-8172